Exhibit 99.1

Press Release

Uniroyal Global Engineered Products, Inc. Reports Net Sales of $100,377,278 and
Net Income of $4,499,664 or $0.24 per Diluted Share for the Fiscal Year Ended January 1, 2017

Financial Highlights for the Fiscal Year Ended January 1, 2017 versus Prior Year:

 *Net Sales increase 0.6% (3.6% ex-currency)
 *Gross Margins expand to 22.8%
 *Operating Income increases 11.1%
 *Income before tax benefit increases 11.2%
 *Diluted Earnings Per Common Share $0.24 versus $0.26 on lower tax benefit

Net Sales

Net Sales for the fiscal year increased to $100,377,278, a gain of $615,305 or 0.6% versus the prior year. Included in these figures is a negative currency translation of $2.9 million due to the continued weakness in the British Pound. Also, fiscal 2015 was a 53-week period which, on a comparable basis, benefited Net Sales approximately $500,000 as compared to this year which was a 52-week period.  Without the effect of currency rate exchange and the additional week of sales in 2015, Net Sales would have increased 4.1%.

The Global Automotive Sector, representing 64.9% of total Net Sales, increased $3.9 million or 6.0%versus the prior year as a result of the Company being awarded several new programs both in Europe and domestically.  The new platforms and programs should also benefit the automotive sector in fiscal 2017. Before the negative currency translation, the increase in the Global Automotive Sector would have been $6.6 million or 10.1%.

The Industrial Sector declined $3.3 million or 9.4% in fiscal 2016 as major off-highway equipment manufacturers were impacted by a very challenging economic environment. Before the negative currency translation, the decrease in the Industrial Sector would have been $3.1 million or 8.6%.

Operating Income

Gross Profit margins improved to 22.8% versus 22.0% last year.  The margin improvement is due in part to the capital projects in Europe put in place last year specifically targeted to operating efficiencies and continued progress on our lean manufacturing and continuous improvement initiatives.

Operating Income was up sharply in 2016, increasing 11.1% versus the prior year to $8,046,665 or 8.0% of Net Sales, an increase of $807,124 from the $7,239,541 or 7.3% reported last year. Operating expenses were in line with the prior year. Spending on Research and Development projects remained robust in 2016 at $1,727,616 or 1.7% of Net Sales.

“Despite some major economic headwinds in 2016, we recorded significant operational improvement.  Our focus for 2017 will continue to be on the development of new products and technical improvement in automotive and industrial applications as well as capital spending initiatives to further enhance a strengthening in margins,” said Howard R. Curd, Chairman and Chief Executive Officer.

Net Income Available to Common Shareholders

Net Income before taxes increased $620,116 or 11.2% to $6,180,905 versus the $5,560,789 reported last year primarily due to the expansion of Operating Margins.

Net Income Available to Common Shareholders declined 9.1% to $4,499,664 versus the $4,952,156 reported last year.  Offsetting the improved operational performance was a significant decline in the tax benefit versus the previous year primarily related to the reduction in the Company’s U.S. deferred tax valuation allowance.

For further details, see the Consolidated Statements of Operations in the Company’s Form 10-K filed on March 20, 2017.  The Company will have comments on the year in an earning conference call on March 21, 2017 at 9:00 am (EST).  Persons wishing to access the conference call may do so by dialing 800-732-8711 (U.S.) and 913-312-0711 (International), and using the ID #2350165.  Howard F. Curd, President, will discuss our earnings on the call and will be available for questions. The call will also be available by logging on to www.uniroyalglobal.com and accessing the webcast link (https://public.viavid.com/player/index.php?id=123426) in the investor relations section. A replay of the conference call will be available beginning March 21, 2017 through June 21, 2017 by calling (844) 512-2921 (US) or (412) 317-6671 (International) and Pin #2350165.

About Uniroyal Global Engineered Products, Inc.:

Uniroyal Global Engineered Products, Inc. (UNIR) is a leading manufacturer of vinyl coated fabrics that are durable, stain resistant, cost-effective alternatives to leather, cloth and other synthetic fabric coverings. Uniroyal Global Engineered Products, Inc.’s revenue in 2016 was derived 65% from the automotive industry and approximately 35% from the recreational, industrial, indoor and outdoor furnishings, hospitality and health care markets. Our primary brand names include Naugahyde®, BeautyGard®, Flameblocker™, Spirit Millennium®, Ambla®, Amblon®, Velbex®, Cirroflex®, Plastolene® and Vynide®.

Forward-Looking Statements:

Except for statements of historical fact, certain information contained in this press release constitutes forward-looking statements, including, without limitation, statements containing the words “believe,” “expect,” “anticipate,” “intend,” “should,” “planned,” “estimated” and “potential” and words of similar import, as well as all references to the future. These forward-looking statements are based on Uniroyal Global Engineered Products, Inc.’s current expectations. The Company cautions investors that any forward-looking statements made by the Company are not guarantees of future performance and that a variety of factors could cause the Company´s actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company´s forward-looking statements. The risks and uncertainties which may affect the operations, performance, development and results of the Company´s business include, but are not limited to, the following: uncertainties relating to economic conditions, uncertainties relating to customer plans and commitments, the pricing and availability of equipment, materials and inventories, currency fluctuations, technological developments, performance issues with suppliers, economic growth, delays in testing of new products, the Company’s ability to successfully integrate acquired operations, the Company’s dependence on key personnel, the Company’s ability to protect its intellectual property rights, the effectiveness of cost-reduction plans, rapid technology changes and the highly competitive environment in which the Company operates. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made.

Uniroyal Global Engineered Products, Inc.
Consolidated Statements of Operations

	Years Ended

	January 1, 2017	January 3, 2016

NET SALES	$100,377,278	$99,761,973

COST OF GOODS SOLD	77,515,316	77,813,354

Gross Profit	22,861,962	21,948,619

OPERATING EXPENSES:
Selling	5,078,706	5,201,199
General and administrative	8,008,975	7,779,012
Research and development	1,727,616	1,728,867
OPERATING EXPENSES	14,815,297	14,709,078

Operating Income	8,046,665	7,239,541

OTHER EXPENSE:
Interest and other debt related expense	(1,616,120)	(1,613,391)
Other expense	(249,640)	(65,361)
Net Other Expense	(1,865,760)	(1,678,752)

INCOME BEFORE TAX BENEFIT	6,180,905	5,560,789

TAX BENEFIT	(1,198,557)	(2,193,054)

NET INCOME	7,379,462	7,753,843

Preferred stock dividend	(2,879,798)	(2,801,687)

NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$4,499,664	$4,952,156

EARNINGS PER COMMON SHARE:
Basic	0.24	0.35
Diluted	0.24	0.26
WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	18,828,378	14,334,485
Diluted	18,869,709	19,040,032

Uniroyal Global Engineered Products, Inc.
Consolidated Balance Sheets

ASSETS	January 1, 2017	January 3, 2016
CURRENT ASSETS
Cash and cash equivalents	$1,321,586	$1,910,112
Accounts receivable, net	14,555,463	14,209,056
Inventories, net	17,046,171	17,527,728
Other current assets	2,485,213	2,891,007
Related party receivable	25,456	23,298
Total Current Assets	35,433,889	36,561,201

PROPERTY AND EQUIPMENT, NET	13,611,494	14,003,276

OTHER ASSETS
Intangible assets	3,133,564	3,534,936
Goodwill	1,079,175	1,079,175
Other long-term assets	5,410,375	3,095,414
Total Other Assets	9,623,114	7,709,525

TOTAL ASSETS	$58,668,497	$58,274,002

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Checks issued in excess of bank balance	$679,494	$322,307
Lines of credit	16,799,592	16,577,279
Current maturities of long-term debt	851,988	639,018
Current maturities of capital lease obligations	368,718	489,978
Accounts payable	7,331,213	7,592,510
Accrued expenses	3,645,526	3,941,296
Related party obligation	371,161	276,880
Current portion of postretirement benefit liability - health and life	158,527	136,725
Total Current Liabilities	30,206,219	29,975,993

LONG-TERM LIABILITIES
Long-term debt, less current portion	1,994,910	2,134,243
Capital lease obligations, less current portion	856,171	1,469,317
Related party lease financing obligations	2,162,151	2,164,682
Long-term debt to related parties	2,826,907	4,449,243
Postretirement benefit liability - health and life, less current portion	2,883,684	2,836,638
Other long-term liabilities	838,308	975,781
Total Long-Term Liabilities	11,562,131	14,029,904
Total Liabilities	41,768,350	44,005,897

STOCKHOLDERS' EQUITY
Preferred units, Series A UEP Holdings, LLC, 200,000 units issued and outstanding ($100 issue price)	617,571	617,571
Preferred units, Series B UEP Holdings, LLC, 150,000 units issued and outstanding ($100 issue price)	463,179	463,179
Preferred stock, Engineered Products Acquisition Limited, 50 shares issued and outstanding ($1.51 stated value)	75	75
Common stock, 95,000,000 shares authorized ($.001 par value) 18,727,782 and 18,890,909 shares issued and outstanding as of January 1, 2017 and January 3, 2016, respectively	18,728	18,892
Additional paid-in capital	34,653,894	34,823,886
Accumulated deficit	(17,174,814)	(21,674,478)
Accumulated other comprehensive income	(1,678,486)	18,980
Total Stockholders' Equity	16,900,147	14,268,105

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$58,668,497	$58,274,002

Uniroyal Global Engineered Products, Inc. Corporate Contact:

Elizabeth Henson, 941-870-3950

LHenson@UniroyalGlobal.com

or

Uniroyal Global Engineered Products, Inc. Public Relations:

TTC Group, Inc.

Vic Allgeier, 646-290-6400

vic@ttcominc.com